JOHN HANCOCK INVESTMENT TRUST

                                  On behalf of

                       JOHN HANCOCK LARGE CAP EQUITY FUND
                 (formerly John Hancock Large Cap Value Fund and
                before that John Hancock Growth and Income Fund)


                   AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT


     It is hereby agreed that on June 7, 2005, the Board of Trustees of John Hancock Large Cap Equity Fund (the "Fund") voted to amend the first paragraph of
Section 5 of the Fund's Investment Management Contract, effective July 1, 2005, as follows:

     5. COMPENSATION OF THE ADVISER. For all services to be rendered, facilities furnished and expenses paid or assumed by the Adviser as herein provided, the Adviser shall be entitled to a fee, paid monthly in arrears, at an annual rate equal to (i) 0.625% of the average daily net asset value of the Fund up to $3,000,000,000 of average daily net assets; and (ii) 0.60% of the amount over $3,000,000,000 of average daily net assets.

Executed this 1st day of July, 2005.


                                 JOHN HANCOCK INVESTMENT TRUST,
                                 On behalf of John Hancock Large Cap Equity Fund



                                 By: /s/Alfred P. Ouellette
                                     Alfred P. Ouellette
                                     Assistant Vice President and Assistant
                                      Secretary



                                 JOHN HANCOCK ADVISERS, LLC



                                 By: /s/Brian E. Langenfeld
                                     Brian E. Langenfeld
                                     Assistant Vice President and Assistant
                                      Secretary